SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


Date of Report: April 9, 1999


                      APPLE RESIDENTIAL INCOME TRUST, INC.
             (Exact name of registrant as specified in its charter)

   VIRGINIA                      0-23983                     54-1816010
  (State of                     (Commission                  (IRS Employer
incorporation)                  File Number)                 Identification No.)

306 EAST MAIN STREET
RICHMOND, VIRGINIA                                                      23219
(Address of principal                                                (Zip Code)
executive offices)


               Registrant's telephone number, including area code:
                                 (804) 643-1761

                      APPLE RESIDENTIAL INCOME TRUST, INC.

                                    FORM 8-K

                                      Index

                                                                        Page No.
                                                                        --------

Item 2.  Acquisition or Disposition of Assets                              3

Item 7.  Financial Statements, Pro Forma Financial Information
         and Exhibits                                                      7

         a.   Financial Statements and Pro Forma
              Financial Information

         b.   Exhibits

               10.1 Purchase Contract for Hunters Creek
                    Apartments, as amended

               10.2 Property Management Agreement for
                    Hunters Creek Apartments

Item 2.  Acquisition or Disposition of Assets


                            HUNTERS CREEK APARTMENTS
                            Charlottesville, Virginia

     On April 9, 1999, Apple REIT Limited Partnership (together with its parent companies, the "Company") purchased the Hunters Creek Apartments, a 240-unit apartment complex having an address of 2230-C Commonwealth Drive, outside of Charlottesville, within Albemarle County, Virginia (the "Property").

     The purchase price for the Property was $7,750,000. At closing, the Company paid the entire purchase price in cash using proceeds from the sale of its Common Shares. Title to the Property was conveyed to the Company by limited warranty deed.

     The seller was Southeastern Income Properties II Limited Partnership, a Virginia limited partnership (the "Seller"). Prior to January, 1993, Glade M. Knight, who is a director and the Chief Executive Officer of the Company, served as a general partner of the Seller. Mr. Knight had organized the Seller in 1987. In January, 1993, Mr. Knight ceased to serve as a general partner of the Seller, but retained an economic interest in the Seller. In connection with the sale of the Property by the Seller to the Company, Mr. Knight did not receive and will not receive any of the Seller's proceeds from the sale.

     Location. The following information is based in part upon information provided by the Charlottesville Chamber of Commerce. The Property is located in Virginia, within Albemarle County, in close proximity to the City of Charlottesville. The greater Charlottesville metropolitan area has a population of approximately 130,000. Growth has been steady since the 1970's, and steady growth is expected to continue for the foreseeable future. Charlottesville is located approximately 70 miles northwest of Richmond, Virginia and approximately 110 miles southwest of Washington, D.C.

     The Charlottesville area has a diverse economy which includes manufacturing, retail trade, construction and services. However, the largest employer in the area is the University of Virginia, which has approximately 14,700 employees. The University of Virginia was designed by Thomas Jefferson in 1815 and has grown into one of the largest colleges in Virginia, with an undergraduate program as well as graduate schools in law, business, medicine, engineering, commerce and education. There are over 20,000 students at the school. The University of Virginia is responsible for bringing many visitors to the area each year.

     The Property is located at 2230-C Commonwealth Drive, just north of the City of Charlottesville, within Albemarle County. Since Charlottesville is situated just below the Blue Ridge Mountains, and was the home of Thomas Jefferson, the area in which the Property is located is both scenic and historic.



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



     The immediate area surrounding the Property consists of other multi-family and single-family housing, and commercial and retail development. The Property is located near various major employers, such as G.E. Fanuc, Comdial, Sperry-Marine, and the University of Virginia and its affiliated Medical Center. The Property is also near shopping, restaurants, schools, churches and various historical attractions such as Monticello.

     The Property is easily accessible from Route 29, Route 250 Bypass and Interstate 64.

     As noted below, the Property is situated immediately adjacent to Trophy Chase Apartments, which are owned by Cornerstone Realty Income Trust, Inc., which serves as the advisor for the Company (the "Advisor").

     Description of the Property. The Property consists of 240 garden-style apartments in 17 three-story buildings on approximately 9.6 acres of land. The Property was constructed in 1970.

     The Advisor believes that the Property has been well maintained and is generally in good condition. However, the Company has budgeted approximately $960,000 for certain improvements to the Property, including a substantial clubhouse renovation.

     The Property offers nine unit types. The unit mix and rents being charged new tenants as of April 1999 are as follows:

                                                                Approximate Interior Square           Monthly
     Quantity                         Type                                Footage                     Rental
     --------                         ----                      ---------------------------           -------
         8           1 bedroom, 1 bathroom                                   750                       $ 510

         4           1 bedroom, 1 bathroom (den)                             795                         530

        127          2 bedrooms, 1 bathroom                                  860                         550

        25           2 bedrooms, 1 bathroom (den)                            974                         575

        28           2 bedrooms, 1.5 bathrooms (den)                         978                         600

        12           3 bedrooms, 1 bathroom                                1,089                         585

        20           3 bedrooms, 1.5 bathrooms                             1,089                         635

         6           3 bedrooms, 1 bathroom (den)                          1,185                         600

        10           3 bedrooms, 1.5 bathrooms (den)                       1,185                         650

     The apartments provide a combined total of approximately 224,000 square feet of net rentable area.

     Leases at the Property are for terms of one year or less. Average rental rates for the last five years have generally increased. As an example, a one-bedroom, one-bathroom apartment unit (795 square feet) rented for $425 in 1994, $425 in 1995, $450 in 1996, $475 in 1997, and $530 in 1998. The average effective annual rental per square foot at the Property for 1994, 1995, 1996, 1997, and 1998, was $5.90, $5.90, $6.25, $6.60, and $7.36, respectively.

     The buildings are of wood frame construction, with a combination of brick veneer, cedar siding, T-111 and aluminum siding exteriors. Roofs are sloped with asphalt shingles over plywood sheathing.

     The amenities at the Property include an outdoor swimming pool, a playground, a picnic area and a laundry facility. There is ample paved parking for tenants.

     All apartments have wall-to-wall carpeting in the living areas and vinyl floors in the kitchen and bath. Each unit has a cable television hook-up and an individually controlled heating and air-conditioning unit. All apartment units have miniblinds, ceiling fans and a private patio or balcony. All kitchens are equipped with a refrigerator/freezer, gas range and oven, dishwasher, and garbage disposal. The owner of the Property supplies cold water, sewer service and trash removal. The tenants pay for their gas usage, which covers heat, cooking and hot water, and for their electricity usage, which includes air conditioning and lights.

     There are at least four apartment properties that compete with the Property. All offer similar amenities and have rents that are generally comparable when compared with those of the Property. Based on a recent telephone survey, the Advisor estimates that occupancy at nearby competing projects now averages approximately 96%.

          On March 9, 1999, the Property was approximately 82% occupied. Occupancy figures for earlier periods are not available. The tenants are a mix of white-collar and blue-collar workers, students and retired persons.

     For real estate tax purposes, the Property is comprised of four separate tax parcels. For 1998, the real estate tax rate applicable to the Property was $0.72 per $100 of assessed value. The aggregate 1998 assessed value of the parcels was $ 7,908,300 and the real estate taxes for 1998 were calculated at $ 56,940. The assessed value of the Property for 1999 is $ $7,860,700, but the tax rate has not yet been announced.

     The basis of the depreciable residential real property portion of the Property (currently estimated at about $6,228,802) will be depreciated over 27.5 years on a straight line basis. The basis of the personal property portion will be depreciated in accordance with the modified accelerated cost recovery system of the Code. Amounts to be spent by the Company



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



on repairs and improvements will be treated for tax purposes as permitted by the Code based on the nature of the expenditures.

     The Company believes that the Property is and will continue to be adequately covered by property and liability insurance.

     Material  Factors  Considered  in  Assessing  the  Property.   The  factors
considered by the Advisor and the Company to be relevant in evaluating the Property for acquisition by the Company included the following:

          1. The Advisor and the Company believe that the Charlottesville, Virginia area will enjoy continued economic development and steady population increase, and that such development and increase, together with the presence of the University of Virginia, will support stable occupancy rates and reasonable increases in rents at the Property.

          2. Based upon an engineering report and its own inspections, the Company believes that the Property is generally in sound condition.

          3. The Property is conveniently located and proximate to major employers and shopping.

          4. The Property is located adjacent to the Trophy Chase Apartments, which are owned by the Advisor. Since the Advisor manages both the Trophy Chase Apartments and the Property, it is believed that there will be certain management efficiencies and economies of scale associated with the dual management.

     The Company is not aware of any material adverse factors relating to the Property not set forth in this report that would cause the financial information contained in this report not to be necessarily indicative of future operating results.

     Acquisition and Management Services and Fees. In consideration of services rendered to the Company in connection with the selection and acquisition of the Property, the Company paid Cornerstone Realty Income Trust, Inc. a property acquisition fee of $155,000. Cornerstone Realty Income Trust, Inc. will serve as property manager for the Property and for its services will be paid by the Company a monthly management fee equal to 5% of the gross revenues of the Property.

                                    ITEM 7.a.

     The Company is unable to provide an audited financial statement relative to the Hunters Creek Apartments. However, the Company's inability to provide an audited financial statement (in light of the significance of the acquisition to the Company in terms of purchase price, the Company's assets, and the Company's providing of audited financial statements with regard to other property acquisitions) is consistent and in compliance with Securities and Exchange Commission staff interpretations regarding the relevant financial statement filing requirements of SEC Regulation S-X and Rule 3-14 thereunder.

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                      Apple Residential Income Trust, Inc.

Date: April 26, 1999                  By    /s/ Glade M. Knight
                                        ----------------------------------------
                                        Glade M. Knight, Chief Executive Officer
                                        Cornerstone Realty Income Trust, Inc.

                                  EXHIBIT INDEX

                      Apple Residential Income Trust, Inc.

                          Form 8-K dated April 9, 1999


Exhibit Number             Exhibit
--------------             -------

          10.1      Purchase Contract for
                    Hunters Creek Apartments, as amended

          10.2      Property Management Agreement
                    for Hunters Creek Apartments









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